Exhibit (b)(4)(c)(3)

AMENDMENT OF ANNUITY CONTRACT TO QUALIFY

AS FORMER PENSION ANNUITY

As of the Date of Issue, this Amendment is made a part of this annuity contract issued by The Northwestern Mutual Life Insurance Company. Notwithstanding any other specific provisions in this contract to the contrary, this contract is amended to restrict the exercise of the rights of the Owner and any beneficiary, and to limit the purchase payment, as follows:

1.	Transferability Restrictions. The Owner may not transfer ownership of the contract, sell the contract, or assign or pledge the contract as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than the Company or a former spouse of the Owner under a divorce decree or under a written instrument incident to that divorce.

2.	Owner. The Owner of the contract will be the Annuitant.

3.	Minimum Distribution Requirements.

(a)	Distributions Before Death.

(i)	Notwithstanding any provision of this contract to the contrary, the distribution of the Owner’s interest in the contract shall be made in accordance with the requirements of section 401(a)(9) of the Internal Revenue Code and the regulations thereunder, the provisions of which are incorporated herein by reference. The required minimum distributions calculated for this contract can be withdrawn from another former pension annuity of the Owner.

(ii)	The entire interest in the contract will commence to be distributed no later than the first day of April following the later of the calendar year in which the Owner attains age 70 1/2 or the calendar year in which the Owner retires from employment with the employer maintaining the plan (the “required beginning date”) over the life of the Owner or the lives of the Owner and his or her designated beneficiary.

(iii)	The amount to be distributed each year, beginning with the first distribution calendar year and continuing through the year of death, shall not be less than the quotient obtained by dividing the interest in the contract (as determined under paragraph(b)(iii)) as of the end of the preceding year by the distribution period in the Uniform Lifetime Table in Q&A-2 of section 1.401(a)(9)-9 of the Income Tax Regulations, using the Owner’s age as of his or her birthday in the year. However, if the Owner’s sole designated beneficiary is his or her surviving spouse and such spouse is more than 10 years younger than the Owner, the distribution period is determined under the Joint and Last Survivor Table in Q&A-3 of section 1.401(a) (9)-9, using the ages as of the Owner’s and spouse’s birthdays in the year.

(iv)	The required minimum distribution for the first distribution calendar year can be made as late as April 1 of the following year. The required minimum distribution for any other year must be made by the end of such year.

(v)	If distributions are made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution is determined as follows:

(A)	The entire interest of the Owner will commence to be distributed no later than the required beginning date over: (1) the life of such Owner or the lives of such Owner and his or her designated beneficiary or (2) a period certain not extending beyond the life expectancy of such Owner and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&As -1 and -4 of section 1.401(a)(9)-6T of the Temporary income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of section 1.401(a)(9)-6T.

(B)	The distribution proceeds described above cannot exceed the periods specified in section 1.401(a)(9)-6T of the Temporary Income Tax Regulations.

(C)	The first required payment can be made as late as April 1 of the year following the first distribution calendar year and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

(b)	Distribution upon Death.

(i)	Death On or After Required Distributions Commence. If the Owner dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the contract option chosen prior to the Owner’s death, or if no contract option was chosen, at least as rapidly as follows:

(A)	If the designated beneficiary is someone other than the Owner’s surviving spouse, the remaining interest will be distributed over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the beneficiary’s age as of his or her birthday in the year following the year of the Owner’s death, or over the period described in paragraph (i)(C) below if longer.

(B)	If the Owner’s sole designated beneficiary is the Owner’s surviving spouse, the remaining interest will be distributed over such spouse’s life or over the period described in paragraph (i)(C) below if longer. Any interest remaining after such spouse’s death will be distributed over such spouse’s remaining life expectancy determined using the spouse’s age as of his or her birthday in the year of the spouse’s death, or, if the distributions are being made over the period described in paragraph (i)(C) below, over such period.

(C)	If there is no designated beneficiary, or if applicable by operation of paragraph (i)(A) or (i)(B) above, the remaining interest will be distributed over the Owner’s remaining life expectancy determined in the year of the Owner’s death.

(D)	The amount to be distributed each year under paragraph (i)(A), (B) or (C), beginning with the calendar year following the calendar year of the Owner’s death, is the quotient obtained by dividing the value of the contract as of the end of the preceding year by the remaining life expectancy specified in such paragraph. Life expectancy is determined using the Single Life Table in Q&A-1 of section 1.401(a) (9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s or Owner’s age in the year specified in paragraph (i)(A), (B) or (C) and reduced by 1 for each subsequent year.

(ii)	Death before Required Distributions Commence. If the Owner dies before required distributions commence, his or her entire interest will be distributed as follows:

(A)	If the designated beneficiary is someone other than the Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner’s death, or, if elected, in accordance with paragraph (ii)(C) below.

(B)	If the Owner’s sole designated beneficiary is the individual’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the individual’s death (or by the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over such spouse’s life, or, if elected, in accordance with paragraph (ii)(C) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (ii)(C) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen or, if no contract option was chosen, will be distributed using the spouse’s age as of his or her birthday in the year of the spouse’s death.

(C)	If there is no designated beneficiary, or, if applicable by operation of paragraph (ii)(A) or (ii)(B) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (ii)(B) above).

(D)	If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), the amount to be distributed each year under paragraph (ii)(A) or B is the quotient obtained by dividing the value of the contract as of the end of the preceding year by the remaining life expectancy specified in the paragraph. Life expectancy is determined using the Single Life Table in Q&A-1 of section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in paragraph (ii)(A) or (ii)(B) and reduced by 1 for each subsequent year.

(iii)	The “interest” in the contract includes the amount of any outstanding rollover or transfer under Q&As -2 and -4 of section 1.401(a)(9)-7 of the Income Tax Regulations and the actuarial value of any other benefits provided under the contract, such as guaranteed death benefits.

(iv)	For purposes of paragraphs (i) and (ii) above, required distributions are considered to commence on the Owner’s required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (ii)B. above. However, if distributions start prior to the applicable date in the preceding sentence in the form of an annuity on an irrevocable basis (except for acceleration) meeting the requirements of section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

(v)	If the sole designated beneficiary is the Owner’s surviving spouse, the spouse may elect to treat the contract as his or her own individual retirement annuity. This election will be deemed to have been made if such surviving spouse makes a contribution to the contract or fails to take required distributions as a beneficiary.

For purposes of paragraphs (a) and (b), “designated beneficiary” is a beneficiary selected by the Owner or determined under the contract as of the date of the Owner’s death who remains a beneficiary as of September 30 of the calendar year following the calendar year of the Owner’s death, provided that, for purposes of paragraph 3.(b)(i)(B), if the surviving spouse is the sole beneficiary and dies before required distributions have commenced such spouse will then be treated as the Owner.

(c)	The requirements of paragraphs (a) and (b) will not limit any contractual rights of withdrawal given to the Owner or any beneficiary.

(d)	No annuity purchase payments may be paid after the death of the Owner or after distribution of the interest of the Owner has commenced.

4.	Spousal Consent Requirement. The following restrictions will apply if any employer contributions are made to the contract or the contract is otherwise governed by Title 1. of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the participant is credited with at least one hour of service with the employer on or after August 23, 1984:

(a)	Qualified Joint and Survivor Annuity. Unless the Owner elects an optional form of benefit pursuant to a qualified election within the 90-day period ending on the annuity starting date, a married Owner’s withdrawal and/or maturity proceeds will be payable in the form of a qualified joint and survivor annuity and an unmarried Owner’s withdrawal or maturity proceeds will be payable in the form of a single life annuity.

(b)	Qualified Pre-Retirement Survivor Annuity. Unless the Owner has elected an optional form of benefit within the election period pursuant to a qualified election, if the Owner dies before the annuity starting date, the Owner’s surviving spouse will receive payment in the form of an annuity for the life of the surviving spouse. The surviving spouse may elect to have such payments commence within a reasonable period after the Owner’s death.

(c)	Definitions.

(i)	“Annuity starting date” means the first day of the first period for which an amount is paid as an annuity or any other form.

(ii)	“Election period” means the period which begins on the first day of the plan year in which the Owner attains age 35 and ends on the date of the Owner’s death. If the Owner separates from service prior to the first day of the plan year in which age 35 is attained, the election period shall begin on the date of separation.

Pre-age 35 waiver: An Owner who will not yet attain age 35 as of the end of any current plan year may make a special qualified election to waive the qualified preretirement survivor annuity for the period beginning on the date of such election and ending on the first day of the plan year in which the Owner will attain age 35. Such election shall not be valid unless the Owner receives a written explanation of the qualified preretirement survivor annuity. Qualified preretirement survivor annuity coverage will be automatically reinstated as of the first day of the plan year in which the Owner attains age 35. Any new waiver on or after such date shall be subject to the full requirements for a qualified election.

(iii)	“Qualified election” means a waiver of a qualified joint and survivor annuity or a qualified preretirement survivor annuity. Any waiver of a qualified joint and survivor annuity or a qualified preretirement survivor annuity shall not be effective unless: (A) the Owner’s spouse consents in writing to the election; (B) the election designates a specific beneficiary, including any class of beneficiaries, which may not be changed without spousal consent (or the spouse expressly permits designations by the Owner without any further spousal consent); (C) the spouse’s consent acknowledges the effect of the election; and (D) the spouse’s consent is witnessed by a plan representative or notary public. Additionally, the Owner’s waiver of the qualified joint and survivor annuity shall not be effective unless the election designates a form of benefit payment which may not be changed without spousal consent (or the spouse expressly permits designations by the Owner without any further spousal consent). If it is established to the satisfaction of a plan representative that there is no spouse or that the spouse cannot be located, a waiver will be deemed a qualified election.

Any consent by a spouse obtained under this provision shall be effective only with respect to such spouse. A consent that permits designations by the Owner without any requirement of further consent by such spouse must acknowledge that the spouse has the right to limit consent to a specific beneficiary, and a specific form of benefit where applicable, and that the spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior waiver may be made by the Owner without the consent of the spouse at any time before the commencement of benefits. No consent obtained under this provision shall be valid unless the Owner has received notice as provided in section (d) below.

(iv)	A “qualified joint and survivor annuity” is an annuity under which payments are based on the lives of the Owner and the Owner’s spouse and continue for as long as one or both spouses are living, on which payments may reduce by no more than 50% at the death of the Owner and which is actuarially equivalent to an annuity on the life of the Owner.

(v)	“Spouse (surviving spouse)” means the spouse or surviving spouse of the Owner, provided that a former spouse will be treated as the spouse or surviving spouse and a current spouse will not be treated as the spouse or surviving spouse to the extent provided under a qualified domestic relations order as described in section 206(d)(3) of ERISA.

(d)	Notice Requirements. The plan administrator shall, in the time and manner prescribed by the plan document, provide each Owner a written explanation of: (A) the terms and conditions of a qualified joint and survivor annuity and a qualified preretirement survivor annuity; (B) the Owner’s right to make and the effect of an election to waive such forms of benefit; ( C ) the rights of the Owner’s spouse; and (D) the right to make, and the effect of, a revocation of a previous election to waive such forms of benefit.

(e)	Cash-Out Rule. The restrictions do not apply to any distribution from the contract if the cash value of all of the Owner’s tax-deferred annuity contracts purchased by the same employer is $5,000 or less at the time of distribution.

5.	Direct Rollover Rules.

(a)	Direct Rollover. Notwithstanding any provision in this contract to the contrary, the distributee may elect, at the time and in the manner prescribed by the Company, to have any portion of an eligible rollover distribution that is equal to at least $500 paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b)	Definitions.

(i)	An “eligible rollover distribution” is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under sections 401(a)(9), 403(b)(10) and 408(a)(6) and (b)(3) of the Internal Revenue Code, any distribution made upon the hardship of the distributee, and the portion of any distribution that is not includible in gross income and any other distribution(s) that is reasonably expected to total less than $200 during a year.

(ii)	An “eligible retirement plan” is an individual retirement account described in section 408(a) of the Internal Revenue Code, an individual retirement annuity described in section 408(b), and an annuity plan described in section 403(a), a tax-deferred annuity described in section 403(b), a qualified trust described in section 401(a), or a former pension annuity described in section 401(g), an eligible deferred compensation plan described in section 457(b) which is maintained by an eligible employer described in section 457(e)(l)(A), that accepts the distributee’s eligible rollover distribution.

(iii)	A “distributee” includes the Owner and, with regard to the interest of the spouse or former spouse, the Owner’s surviving spouse and the Owner’s spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in section 414(p) of the Internal Revenue Code.

(iv)	A “direct rollover” is a payment from the contract to the eligible retirement plan specified by the distributee.

6.	This contract is intended to qualify as a former pension annuity for federal income tax purposes. To that end, the provisions of the contract, including any amendment, endorsement or rider, are to be interpreted to ensure or maintain any such tax qualification, despite any other provision to the contrary (including the provisions of any amendment, endorsement or rider that do not expressly override these tax qualification provisions). The Company reserves the right to amend this contract at any time to reflect any clarification that may be needed or may be appropriate to maintain any such tax qualification or to conform the contract to any applicable changes in the tax qualification requirements.

Secretary THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY